UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT

No. 1 to FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCEAN ELECTRIC INC.
(Exact name of registrant as specified in its charter)

Nevada	3620	20-4076559
(State or jurisdiction of incorporation or organization)	Primary Standard Industrial Classification Code Number	IRSEmployer Identification Number

112 North Curry Street

Carson City, Nevada 89703

Telephone: (775) 321-8216

(Address and telephone number of principal executive offices)

State Agent and Transfer Syndicate, Inc.
112 North Curry Street
Cason City, Nevada 89703

Telephone: (775) 882-1013
(Name, address and telephone number of agent for service)

with a copy to:

Chae Law, PLLC

1001 4th Avenue, Suite 3200

Seattle, Washington 98154

Telephone:  (206) 552-8173  Facsimile:  (888) 930-4776

Approximate date of proposed sale to the public:	as soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐      Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company ☑

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

On May 15, 2012, the Registrant filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (File No. 333-181423), which was subsequently amended by Amendment No. 1, filed on June 11, 2012 and declared effective on June 21, 2012 (as amended, the “Form S-1”).  The Form S-1 was filed to register a public offering of up to 45,000,000 shares of the Registrant’s common stock (the “Public Offering”).

This Post-Effective Amendment No. 1 on Form S-1 (“Post-Effective Amendment”) is being filed by the registrant to (i) decrease the price per share for the Common Stock in the Public Offering from $0.30 to $0.10 per share; (ii) and pursuant to the undertakings in Item 17 of the Registration Statement to include the information contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, that was filed with the SEC  on April 16, 2013, as well as information with respect to the quarter ended March 31, 2013, that was subject of a Form 10-Q filing made on May 20, 2013.

As of the date of the filing of this Post-Effective Amendment, the registrant has not sold any shares of its common stock pursuant to the Public Offering.

No additional securities are being registered under this Post-Effective Amendment No. 1.  All filing fees payable in connection with the registration of the shares covered by this Post-Effective Amendment were paid by the registrant at the time of the initial filing on Form S-1.

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PROSPECTUS

45,000,000 SHARES

COMMON STOCK

We are offering 45,000,000 shares of common stock on our own account through this prospectus for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares.

Our common stock is presently traded on the Over the Counter Bulletin Board under the trading symbol “OCEL”.

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THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK.  See section entitled "Risk Factors" on pages 7 to 8 of this prospectus.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are offering up to 45,000,000 shares of our common stock in a direct public offering, on a self-underwritten, best efforts basis, which means that our officers and director will attempt to sell the shares, without any involvement of underwriters or broker-dealers.  This prospectus will permit our officers and director to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that they may sell.  Our officers and director will sell the shares and intend to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.  The intended methods of communication include, without limitations, telephone and personal contact.  For more information, see the section of this prospectus entitled "Plan of Distribution”.  The shares will be offered at a fixed price of $0.10 per share for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The Date of This Prospectus Is: June 4, 2013

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Summary

Prospective investors are urged to read this prospectus in its entirety.

We are a development stage company.  From inception to March 31, 2013 , we have earned limited revenues of $4,000.  We have minimal assets, and have incurred losses since inception.

We intend to build our business through the commercialization of ocean energy extraction technologies.  We design, develop, manufacture, license, and service non-polluting, renewable electric power generating plants using innovative, patent protected wave energy and wind energy extraction technologies.

Global Renewable Energy

World net electricity generation is  expected to increase  by 87 percent from 18.8 trillion KWh in 2007 to 25.0 trillion KWh in 2020 and 35.2 trillion KWh by 20351.  Although the recession slowed the rate of growth in electricity demand in 2008 and 2009, growth  is expected to return  to pre-recession rates by 20151.

The rapid increase in world energy prices from 2003 to 2008, combined with concerns about the environmental consequences of greenhouse gas emissions, has led to renewed interest in alternatives to fossil fuels—particularly, nuclear power and renewable resources.  As a result, long-term prospects continue to improve for generation from both nuclear and renewable energy sources—supported by government incentives and by higher fossil fuel prices.  From 2007 to 2035, world renewable energy use for electricity generation is expected to grow by an average of 3.0 percent per year and the renewable share of world electricity generation is expected to grow  from 18 percent in 2007 to 23 percent in 20351.  (1 U.S. Energy Information Administration, International Energy Outlook 2010).

We have minimal revenues, have achieved significant losses since inception, have had only limited operations and have been issued a going concern opinion by our auditors.

As of March 31, 2013 , we have total cash on hand of $96,309 . We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy.  The financing we need may not be available when needed.  Even if financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences or other terms.  Our inability to obtain financing will inhibit  our ability to implement our development strategy, which could require us to diminish or suspend our operations and possibly cease our operations.

We were incorporated on January 10, 2006 under the laws of the state of Nevada.  Our principal office is located at 112 North Curry Street, Carson City, Nevada 89703.  Our telephone number is (775) 321-8216.

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The Offering:

Securities Being Offered	Up to 45,000,000 shares of common stock.
Terms of the Offering

We are offering up to 45,000,000 shares of our common stock in a direct public offering, on a self-underwritten, best efforts basis, which means that our  officers and director will attempt to sell the shares, without any involvement of underwriters or broker-dealers.

Securities Issued And to be Issued	55,800,000 shares of our common stock are issued and outstanding as of the date of this prospectus. We are offering up to 45,000,000 in a direct public offering.
Use of Proceeds	We will receive proceeds from the shares of our common stock that we sell pursuant to our Direct Public Offering. See “Use of Proceeds.”
Market for the common stock

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “OCEL”.  The price range of our common stock for the last 12 months was a high of $1.01 to a low of $0.25 per share with sporadic trading .   The market for our stock may be highly volatile.  We cannot assure you that there will be a market in the future for our common stock.

Summary Financial Information (unaudited)

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	March 31, 2013 (Unaudited)	As of December 31, 2012
Balance Sheet
Total Assets	$1,906,629	$2,143,852
Total Liabilities	$1,044,697	$1,189,395
Total Stockholders’ Deficit	$861,932	$954,457
	For the three months ended March 31, 2013 (Unaudited)	Period from January 10, 2006 (date of inception) to March 31, 2013
Income Statement
Revenue	-	4,000
Total Operating Expenses	$66,673	$6,561,936
Net Income (Loss)	$(92,525)	$(6,733,529)

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Risk Factors

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE ONLY HAVE LIMITED OPERATIONS AND WE HAVE NOT GENERATED SIGNIFICANT REVENUES OR PROFITS TO DATE.  THERE IS NO ASSURANCE OUR FUTURE OPERATIONS WILL RESULT IN PROFITABLE REVENUES.  IF WE CANNOT GENERATE SUFFICIENT REVENUES TO OPERATE PROFITABLY, WE MAY HAVE TO CEASE OPERATIONS

We were incorporated on January 10, 2006 and have only realized minimal revenues.  We only have limited operations upon which an evaluation of our future success or failure can be made.  Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to earn profit by developing and marketing renewable electric power generating plants.  We cannot guarantee that we will be successful in generating significant revenues and profit in the future.  Failure to generate significant revenues and profit will cause us to suspend or cease operations.

BECAUSE OUR AUDITORS HAVE ISSUED A GOING CONCERN OPINION, THERE IS SUBSTANTIAL UNCERTAINTY THAT WE WILL CONTINUE OPERATIONS IN WHICH CASE YOU COULD LOSE YOUR INVESTMENT.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.  The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business.  As such we may have to cease operations and you could lose your investment.

THERE IS NO MINIMUM OFFERING AND THEREFORE YOUR INVESTMENT MAY BE USED EVEN THOUGH SUCH INVESTMENT WILL NOT SATISFY OUR CAPITAL REQUIREMENTS TO COMPLETE ANY PROJECT.

Our directors have not specified a minimum offering amount and there in no escrow account in operation.  Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives or proceed with our operations due to a lack of interest in this offering.  If this were to occur, we might be forced to curtail or abandon our operations with a loss to investors who purchase stock under this Prospectus.

If Ricardo Prats, our sole DIRECTOR, should resign or die, we will not have aNY DIRECTORS.  thIS could result in our operations suspending, AND you could lose your investment.

We depend on the services of our sole director, Ricardo Prats, for the future success of our business.  The loss of the services of Mr. Prats could have an adverse effect on our business, financial condition and results of operations.  If he should resign or die we will not have a director.  If that should occur, until we find another person to act as our director, our operations could be suspended.  In that event it is possible you could lose your entire investment.  We do not carry any key personnel life insurance policies on Mr. Prats and we do not have a contract for his services.

WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING SKILLED PERSONNEL.  OUR FAILURE TO DO SO COULD CAUSE US TO GO OUT OF BUSINESS.

Our future success will depend in large part on our ability to attract and retain highly skilled management, sales, marketing, and finance and product development personnel.  Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel.  Failure to attract and retain such personnel could have a material adverse effect on our operations and financial condition or cause us to go out of business.

WE WILL NEED SIGNIFICANT CAPITAL REQUIREMENTS TO CARRY OUT OUR BUSINESS PLAN, AND WE WILL NOT BE ABLE TO FURTHER IMPLEMENT OUR BUSINESS STRATEGY UNLESS SUFFICIENT FUNDS ARE RAISED, WHICH COULD CAUSE US TO DISCONTINUE OUR OPERATIONS.

We will require significant expenditures of capital in order to acquire and develop our planned operations.  We plan to obtain the necessary funds through private equity offerings.  We may not be able to raise sufficient amounts from our planned sources.  In addition, if we drastically underestimate the total amount needed to fully implement our business plan, our ability to continue our business will be adversely affected.

Our ability to obtain additional financing is subject to a number of factors, including market conditions, investor acceptance of our business plan, and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us.  If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure.  In such an event, we intend to implement expense reduction plans in a timely manner.  However, these actions would have material adverse effects on our business, revenues, operating results and prospects, resulting in a possible failure of our business.

WAVE AND/OR WIND ENERGY TECHNOLOGIES MAY NOT GAIN BROAD COMMERCIAL ACCEPTANCE, AND THEREFORE WE MIGHT NOT BE ABLE TO GENERATE SUFFICIENT REVENUES IN ORDER TO ACHIEVE AND SUBSEQUENTLY SUSTAIN PROFITABILITY.

Both wave and wind energy technology is at an early stage of development, and the extent to which these renewable energy resources will be commercially viable is uncertain. Many factors may affect the commercial acceptance of wave and/or wind energy technology, including the following:

•	performance, reliability and cost-effectiveness of these renewable energy resources compared to conventional and other renewable energy sources and products;
•	developments relating to other renewable energy generation technologies;
•

fluctuations in economic and market conditions that affect the cost or viability of conventional and renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;

•	overall growth in the renewable energy equipment market;
•	availability and terms of government subsidies and incentives to support the development of renewable energy sources, including wave and wind energy; and
•	fluctuations in capital expenditures by utilities and independent power producers, which tend to decrease when the economy slows and interest rates increase.

If neither wave nor wind energy technology gains broad commercial acceptance, our business will be materially harmed and we may need to curtail or cease operations.

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IF DEMAND FOR OUR RENEWABLE ENERGY TECHNOLOGIES DOES NOT DEVELOP OR TAKES LONGER TO DEVELOP THAN WE ANTICIPATE, OUR REVENUES MAY DECLINE, AND WE MAY BE UNABLE TO ACHIEVE AND THEN SUSTAIN PROFITABILITY.

Even if wave and/or wind energy technologies achieve broad commercial acceptance, our particular technologies may not prove to be commercially viable for generating electricity from either ocean waves or wind. If demand for our renewable energy technologies fails to develop, we may be unable to grow our business or generate sufficient revenues to achieve and then sustain profitability. If we are not successful in commercializing our renewable energy technologies, our business, financial condition and results of operations would be adversely affected.

THE REDUCTION OR ELIMINATION OF GOVERNMENT SUBSIDIES AND ECONOMIC INCENTIVES FOR RENEWABLE ENERGY SOURCES COULD PREVENT DEMAND FOR OUR WAVE AND WIND ENERGY TECHNOLOGIES FROM DEVELOPING, WHICH IN TURN WOULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Federal, state and local governmental bodies in many countries, have provided subsidies in the form of tariff subsidies, rebates, tax credits and other incentives to utilities, power generators and distributors using renewable energy. However, these incentives and subsidies generally decline over time, and many incentive and subsidy programs have specific expiration dates. Moreover, because the markets for electricity generated from wave and wind energy are at an early stage of development, some of the programs may not include wave energy as a renewable energy source eligible for the incentives and subsidies.

Currently, the cost of electricity generated from wave and wave energy, without the benefit of subsidies or other economic incentives, substantially exceeds the price of electricity in most significant markets in the world. As renewable energy becomes more of a competitive threat to conventional energy providers, companies active in the conventional energy business may increase their lobbying efforts in order to encourage governments to stop providing subsidies for renewable energy. We cannot predict the level of any such efforts, or how governments may react to such efforts. The reduction, elimination or expiration of government incentives and subsidies, or the exclusion of wave and/or wind energy technology from those incentives and subsidies, may result in the diminished competitiveness of wave and wind energy relative to conventional and non-wave/wind energy renewable sources of energy. Such diminished competitiveness could materially and adversely affect the growth of the wave and wind energy industries, which could in turn adversely affect our business, financial condition and results of operations.

OUR INABILITY TO EFFECTIVELY MANAGE OUR GROWTH COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

The scope of our operations to date has been limited, and we do not have experience operating on the scale that we believe will be necessary to achieve profitable operations. We have not bid or carried out any project management contracts for any of our wave or wind products. Our current personnel, facilities, systems and internal procedures and controls are not adequate to support our projected future growth.

To manage the expansion of our operations, we will be required to improve our operational and financial systems, procedures and controls, increase our manufacturing capacity and throughput and expand, train and manage our employee base, which must increase significantly if we are to be able to fulfill our current business plans. Our management will also be required to establish and maintain relationships with customers, suppliers and other third parties. If we do not meet these challenges, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

THE RENEWABLE ENERGY INDUSTRY IS HIGHLY COMPETITIVE. WE COMPETE WITH OTHER RENEWABLE ENERGY COMPANIES AND MAY HAVE TO COMPETE WITH LARGER COMPANIES THAT ENTER INTO THE RENEWABLE ENERGY BUSINESS. IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE MAY BE UNABLE TO INCREASE OUR REVENUES AND ACHIEVE OR MAINTAIN PROFITABILITY.

The renewable energy industry is highly competitive and continually evolving as participants strive to distinguish themselves and compete with the larger electric power industry. Competition in the renewable energy industry is likely to continue to increase with the advent of several renewable energy technologies. Competition may arise from other companies manufacturing similar products, developing different products that produce energy more efficiently than our products, or making improvements to traditional energy-producing methods or technologies, any of which could make our technology less attractive or obsolete. If we are not successful in manufacturing systems that generate competitively priced electricity, we will not be able to respond effectively to competitive pressures from other renewable energy technologies or improvements to existing technologies.

Moreover, the success of renewable energy generation technologies may cause larger electric utility and other energy companies with substantial financial resources to enter into the renewable energy industry. These companies, due to their greater capital resources and substantial technical expertise, may be better positioned than we are to develop new or improve existing technologies. Our inability to respond effectively to such competition could adversely affect our business, financial

WE HAVE NO MANUFACTURING EXPERIENCE. IF WE ARE UNABLE TO MANUFACTURING OUR PRODUCTS IN A COST-EFFECTIVE MANNER, OUR BUSINESS WILL BE MATERIALLY HARMED.

We plan to only manufacture the patented critical components of our wave and wind energy systems. To date, we only manufactured these components for use in development and testing and have no commercial manufacturing experience. Our future success depends will depend in part on our ability to develop our manufacturing capability in a cost-effective and efficient, quality manner. In order to meet our growth objectives, we also will need to increase our engineering capabilities. There is intense competition for hiring qualified technical and engineering personnel, and we may not be able to hire a sufficient number of qualified personnel to allow us to meet our growth objectives.

We may be unable to develop efficient, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and production standards or production volumes necessary to successfully commercialize our wave and wind energy systems. If we cannot do so, we may be unable to expand our business, satisfy our contractual obligations or become profitable. Even if we are successful in developing our manufacturing capabilities and processes, we may not be able to do so in time to meet our commercialization schedule or satisfy the requirements of our customers.

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FAILURE BY THIRD PARTIES TO SUPPLY OR MANUFACTURE COMPONENTS OF OUR PRODUCTS OR TO DEPLOY OUR SYSTEMS TIMELY OR PROPERLY COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We will be highly dependent on third parties to supply or manufacture all other components of our wave and wind energy power systems. If, for any reason, our third-party manufacturers or vendors are not willing or able to provide us with components or supplies in a timely fashion, or at all, our ability to manufacture and sell many of our products could be impaired.

There can be no assurance that these third parties will meet their obligations. Third-party manufacturers and suppliers may encounter problems during manufacturing due to a variety of reasons, including failure to procure their raw material on time, failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these outside manufacturers and suppliers also subjects us to other risks that could harm our business, including:

•	suppliers may make errors in manufacturing components that could negatively impact the effectiveness or safety of our products, or cause delays in shipment of our products;
•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;
•

our suppliers may manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver components to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand for components, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in the supply of components or materials, or our inability to obtain components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders, which would adversely affect our business, financial condition and results of operations

WE PLAN TO MARKET OUR PRODUCTS IN NUMEROUS INTERNATIONAL MARKETS. IF WE ARE UNABLE TO MANAGE OUR INTERNATIONAL OPERATIONS EFFECTIVELY, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

We plan to market our products in a number of foreign countries and we are therefore subject to risks associated with having international operations. Risks inherent in international operations include, but are not limited to, the following:

•	changes in general economic and political conditions in the countries in which we operate;
•	unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to renewable energy, environmental protection, permitting, export duties and quotas;
•

trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our wave and wind energy power systems and make us less competitive in some countries;

•

fluctuations in exchange rates may affect demand for our wave and wind energy power systems and may adversely affect our profitability in US dollars to the extent the price of our wave and wind energy power systems are denominated in a foreign currency;

•	complexity of, and costs relating to compliance with, the different commercial and legal requirements of the overseas markets in which we will offer and sell our wave and wind energy power systems;
•	inability to obtain, maintain or enforce intellectual property rights; and
•	difficulty in enforcing agreements in foreign legal systems.

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EXISTING REGULATIONS AND POLICIES AND CHANGES TO THESE OR NEW REGULATIONS AND POLICIES MAY PRESENT TECHNICAL, REGULATORY AND ECONOMIC BARRIERS TO THE USE OF WAVE AND/OR WIND ENERGY TECHNOLOGY, WHICH MAY SIGNIFICANTLY REDUCE DEMAND FOR OUR WAVE AND WIND ENERGY POWER SYSTEMS.

The market for electricity generation equipment is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and connection to the power grid. In the United States and in a number of other countries, these regulations and policies currently are being modified and may be modified again in the future. Utility company and independent power producer purchases of, or further investment in the research and development of, alternative energy sources, including wave and wind energy technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our wave and wind energy power systems.

If the renewable energy industry continues to develop and if the generation of power from wave and wind energy in particular achieves commercial acceptance, we anticipate that wave and wind energy technology and their deployment will be subject to increased oversight and regulation. We are unable to predict the nature or extent of regulations that may be imposed or adopted. Any new government regulations or utility policies pertaining to wave or wind energy may result in significant additional expenses to us and our customers and, as a result, could adversely affect our business, financial condition and results of operations.

IF WE ARE UNABLE TO OBTAIN ALL NECESSARY REGULATORY PERMITS AND APPROVALS, WE WILL NOT BE ABLE TO IMPLEMENT OUR PLANNED PROJECTS.

Development of electric power generating facilities is heavily regulated. We will be dependent on state, federal and regional government agencies for permits and approvals. If we are unable to obtain necessary permits and approvals in connection with any or all of our projects, those projects would not be implemented and our business, financial condition and results of operations would be adversely affected. Further, we cannot assure you that we will be at all times in complete compliance with all such permits and approvals. If we violate or fail to comply with these permits and approvals, we could be fined or otherwise sanctioned by regulators.

WE MAY FACE HURRICANE- AND STORM-RELATED RISKS AND OTHER RISKS TYPICAL OF A MARINE ENVIRONMENT WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our wave and wind energy power systems will be deployed in the ocean where they could be subject to many hazards including severe storms and hurricanes, which could damage them and result in service interruptions. We cannot predict whether we will be able to recover from our insurance providers the additional costs that we may incur due to damage caused to our wave energy power systems, or whether we will continue to be able to obtain insurance for hurricane- and storm-related damages or, if obtainable and carried, whether this insurance will be adequate to cover our liabilities. Any future hurricane-or storm-related costs could adversely affect our business, financial condition and results of operations.

SINCE OUR WAVE AND WIND ENERGY POWER SYSTEMS CAN ONLY BE DEPLOYED IN CERTAIN GEOGRAPHIC LOCATIONS, OUR ABILITY TO GROW OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Not all areas worldwide have appropriate natural resources for our wave and wind energy power systems to harness energy. Seasonal and local variations, and the effect of particular geographical features may limit our ability to deploy our wave and wind energy power systems in certain areas. If we are unable to identify and deploy our wave and/or wind energy power systems at sufficient sites near major population centers, our ability to grow our business could be adversely affected.

WE FACE NUMEROUS ACCIDENT AND SAFETY RISKS AND HAZARDS THAT ARE INHERENT IN ENERGY OPERATIONS.

Portions of our operations are subject to hazards and risks inherent in the building, testing, deploying and maintenance of our wave and wind energy systems. These hazards and risks could result in personal injuries, loss of life, and other damages, which may include damage to our properties and the properties of others and other consequential damages, and could lead to the suspension of certain of our operations, large damage claims, damage to our safety reputation and a loss of business. Some of these risks may be uninsurable and some claims may exceed our insurance coverage. Therefore, the occurrence of a significant accident or other risk event or hazard that is not fully covered by insurance could materially and adversely affect our business and financial results and, even if fully covered by insurance, could materially and adversely affect our business due to the impact on our reputation for safety. In addition, the risks inherent in our business are such that we cannot assure you that we will be able to maintain adequate insurance in the future at reasonable rates.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO ACHIEVE OUR BUSINESS OBJECTIVES.

Currently, we have no direct employees. In order to achieve our anticipated growth, we will need to hire a significant number of qualified technical, commercial and administrative personnel. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we are not able to attract and retain, on acceptable terms, the qualified personnel necessary for the future development of our business, we may not be able to grow our operations at a competitive pace.

ANY ACQUISITIONS THAT WE MAKE OR JOINT VENTURE AGREEMENTS THAT WE ENTER INTO COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

From time to time, we may evaluate potential strategic acquisitions of complementary businesses, products or technologies, as well as consider joint ventures and other collaborative projects. We do not have any experience with acquiring companies or products. Any acquisition we pursue could diminish the capital resources otherwise available to us for other uses or be dilutive to our stockholders and could divert management's time and resources from our core operations.

Strategic acquisitions, investments and alliances with third parties could subject us to a number of risks, including risks associated with sharing proprietary information and loss of control of operations that are material to our business. In addition, strategic acquisitions, investments and alliances may be expensive to implement. Moreover, strategic acquisitions, investments and alliances subject us to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business, financial condition and results of operations.

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IN THE EVENT WE ARE UNABLE TO SATISFY REGULATORY REQUIREMENTS RELATING TO INTERNAL CONTROL OVER FINANCIAL REPORTING, OR IF OUR INTERNAL CONTROLS ARE NOT EFFECTIVE, OUR BUSINESS AND FINANCIAL RESULTS MAY SUFFER.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our business and operating results could be harmed. Pursuant to the Sarbanes-Oxley Act of 2002, we are required to furnish a report by management on internal control over financial reporting, including management's assessment of the effectiveness of such control. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we fail to maintain the adequacy of our internal controls, including any failure to implement new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be harmed, we could fail to meet our reporting obligations, and there could also be a material adverse effect on our stock price.

RISKS RELATED TO INTELLECTUAL PROPERTY

IF WE ARE UNABLE TO OBTAIN OR MAINTAIN INTELLECTUAL PROPERTY RIGHTS RELATING TO OUR TECHNOLOGY AND PRODUCTS, THE COMMERCIAL VALUE OF OUR TECHNOLOGY AND PRODUCTS MAY BE ADVERSELY AFFECTED, WHICH COULD IN TURN ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success and ability to compete depends in part upon our ability to obtain protection in the United States and other countries for our products by establishing and maintaining intellectual property rights relating to or incorporated into our technology and products. We do not know how successful we would be if we choose to assert our patents against suspected infringers. Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit our ability to stop competitors from marketing similar products or limit the length of term of patent protection we may have for our products. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may diminish the value of our intellectual property or narrow the scope of our patent protection, which could in turn adversely affect our business, financial condition and results of operations.

IF WE ARE UNABLE TO PROTECT THE CONFIDENTIALITY OF OUR PROPRIETARY INFORMATION AND KNOW-HOW, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS COULD BE ADVERSELY AFFECTED, WHICH COULD IN TURN ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

In addition to patented technology, we rely upon unpatented proprietary technology, processes and know-how. We generally seek to protect this information in part by confidentiality agreements with our consultants and other third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

IF WE INFRINGE OR ARE ALLEGED TO INFRINGE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

Our products may infringe, or be claimed to infringe, patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. Third parties could bring claims against us that would cause us to incur substantial expenses and, if successfully asserted against us, could cause us to pay substantial damages.

As a result of patent infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third party and be required to pay license fees, royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could significantly and adversely affect our business, financial condition and results of operations.

In addition to infringement claims against us, we may become a party to other types of patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. In addition, if we were to license our intellectual property to others, we may be required to indemnify our licensee if the licensed intellectual property is found to be infringing on a third party’s rights. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

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RISKS RELATED TO OUR INDUSTRY

CURRENCY EXCHANGE RATE FLUCTUATIONS MAY INCREASE OUR COSTS.

The exchange rates between the U.S. dollar and non-U.S. currencies in which we conduct our business have and will likely fluctuate in the future.  Any appreciation in the value of these non-U.S. currencies would result in higher expenses for our company.  We do not have any hedging arrangements to protect against such exchange rate exposures.

IMPORT/EXPORT REGULATIONS AND TARIFFS MAY CHANGE AND INCREASE OUR COSTS.

We are subject to risks associated with the regulations relating to the import/export of products.  We cannot predict whether the import/export of our products will be adversely affected by changes in, or enactment of new quotas, duties, taxes or other charges or restrictions imposed by countries in the future.  Any of these factors could have a material adverse effect on our operating costs.

ELECTRICAL REGULATIONS AND TARIFFS MAY CHANGE AND INCREASE OUR COSTS.

We are subject to risks associated with the regulations relating to our electrical products.  We cannot predict whether electrical regulations and tariffs will be adversely affected by changes in, or enactment of new quotas, duties, taxes or other charges or restrictions imposed by governments in the future.  Any of these factors could have a material adverse effect on our operating costs.

OBTAINING PERMISSION FOR SEA INSTALLATIONS MAY CHANGE AND INCREASE OUR COSTS.

We are subject to risks associated with obtaining governmental approvals for our wave technologies.  We cannot predict whether approvals required for such sea installations will be adversely affected by changes in, or enactment of new quotas, duties, taxes or other charges or restrictions imposed by governments in the future.  Any of these factors could have a material adverse effect on our operating costs.

RISKS RELATED TO OUR OFFERING

OUR SHARES OF COMMON STOCK ARE SUBJECT TO THE “PENNY STOCK’ RULES OF THE SECURITIES AND EXCHANGE COMMISSION AND THE TRADING MARKET IN OUR SECURITIES WILL BE LIMITED, WHICH WILL MAKE TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.  If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.

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THE PRICE AND TRADING VOLUME OF OUR COMMON STOCK WILL BE HIGHLY VOLATILE AND COULD ADVERSELY AFFECT YOUR ABILITY TO SELL YOUR SHARES AND THE AVAILABLE PRICE FOR THE SHARES WHEN SOLD.

Our common stock trades sporadically.  We expect that the market for our stock will be highly volatile.  We cannot assure you that there will be a market in the future for our common stock.  Trading of securities that are not on an exchange is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.  You may not be able to sell your shares at your purchase price or at any price at all

ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING SHAREHOLDERS.

We must raise additional capital in order for our business plan to succeed.  Our most likely source of additional capital will be through the sale of additional shares of common stock.  Such stock issuances will cause stockholders' interests in our company to be diluted.  Such dilution will negatively affect the value of investors’ shares.

YOUR PERCENTAGE OWNERSHIP MAY BE DILUTED BY FUTURE ISSUANCES OF CAPITAL STOCK, WHICH COULD REDUCE YOUR INFLUENCE OVER MATTERS ON WHICH STOCKHOLDERS VOTE.

Our Board of Directors has the authority, without action or vote of our stockholders, to issue all or any part of our authorized but unissued shares of common stock, including shares issuable upon the exercise of options or shares that may be issued to satisfy our payment obligations.  Issuances of additional common stock would reduce your influence over matters on which our stockholders vote.

WE DO NOT EXPECT TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO EARN A RETURN ON YOUR INVESTMENT WITH US.

We have never paid any dividends on our common stock.  We do not expect to pay cash dividends on our common stock at any time in the foreseeable future.  The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider.  Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.  Therefore, you may have difficulty earning a return on your investment with us.

THERE IS NO MINIMUM OFFERING AMOUNT AND THEREFORE YOUR INVESTMENT MAY BE USED EVEN THOUGH SUCH INVESTMENT WILL NOT SATISFY OUR CAPITAL REQUIREMENTS TO COMPLETE ANY PROJECT.

Our director has not specified a minimum offering amount and there in no escrow account in operation.  Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives or proceed with our operations due to a lack of interest in this offering.  If this were to occur, we might be forced to curtail or abandon our operations with a loss to investors who purchase stock under this Prospectus.

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Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

Use of Proceeds

We will receive all of the proceeds from the sale of the common stock offered through this prospectus in our direct public offering.  We are offering up to 45,000,000 shares in a direct public offering, without the involvement of underwriters or broker-dealers.

Based on the maximum offering  proceeds, we estimate that our net proceeds from the Offering, after deducting commission and other estimated expenses payable in relation to the Offering (estimated to be $35,000) will be approximately $465,000 .  We cannot guarantee that we will sell any or all of the shares being offered by us.  This is a best efforts offering with no minimum offering amount.

Pending the use of our net proceeds in the manner described above, we may also use our net proceeds for our working capital, place the funds in fixed deposits with banks and financial institutions or use the funds to invest in short-term money market instruments, as our Directors may deem appropriate in their absolute discretion.

We estimate that the expenses of the Offering and the application for listing, including the underwriting fees and selling commission, and all other incidental expenses relating to the Offering, will amount to approximately $35,000.

Our direct public offering is being made on a self-underwritten basis - with no minimum and a maximum of $4,500,000.  The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% of shares are sold.  Actual expenditures may vary from these estimates, and we may find it necessary or advisable to re-allocate our net proceeds within the categories described above or to use portions of our net proceeds for other purposes.  The table represents our best estimate of our allocation of our net proceeds from the Offering based on our current plans and estimates regarding our anticipated expenditures.

	25%	50%	75%	100%
Gross Proceeds	$1,125,000	$2,250,000	$3,375,000	$4,500,000
Offering Expenses	$35,000	$35,000	$35,000	$35,000
Net Proceeds	$1,090,000	$2,215,000	$3,340,000	$465,000

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Determination of Offering Price

The offering price for the shares in this offering was arbitrarily determined. In determining the initial public offering price of the shares we considered several factors including the following:

•	Our new business structure and operations as well as lack of client base;

•	Prevailing market conditions, including the history and prospects for our industry;

•	Our future prospects and the experience of our management;

•	Our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

Dilution

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

The calculations below are based upon 55,800,000 common shares issued and outstanding and, a net tangible book value of ($652,024) or ($0.0117) per share of common stock as of March 31, 2012. The calculations also take into account an estimated $35,000.00 offering cost, to be deducted from the sale proceeds.

You will suffer substantial dilution in the purchase price of your stock compared to the net tangible book value per share immediately after the purchase.

The following assumes the sale of 100% of the shares of common stock in this offering.  After giving effect to the sale of 45,000,000 shares at an offering price of $0.10 per share of common stock, our net tangible book value as of the closing of this offering would increase from ($0.0117) to $0.0378 per share.  This represents an immediate increase in the net tangible book value of approximately $0.0495 per share to current shareholders, and immediate dilution of about $0.0622 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.10
Net tangible book value per share prior to offering	$(0.0117)
Increase per share attributable to new investors	$0.0495
Net tangible book value per share after offering	$0.0378
Dilution per share to new investors	$0.0622
Percentage dilution	62.17%

The following assumes the sale of 75% of the shares of common stock in this offering.  After giving effect to the sale of 33,750,000 shares at an offering price of $0.10 per share of common stock, our net tangible book value as of the closing of this offering would increase from ($0.0117) to $0.03 per share.  This represents an immediate increase in the net tangible book value of approximately $0.0417 per share to current shareholders, and immediate dilution of about $0.07 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.10
Net tangible book value per share prior to offering	$(0.0117)
Increase per share attributable to new investors	$0.0417
Net tangible book value per share after offering	$0.03
Dilution per share to new investors	$0.07
Percentage dilution	69.98%

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The following assumes the sale of 50% of the shares of common stock in this offering.  After giving effect to the sale of 22,500,000 shares at an offering price of $0.10 per share of common stock, our net tangible book value as of the closing of this offering would increase from ($0.0117) to $0.02 per share.  This represents an immediate increase in the net tangible book value of approximately $0.0316 per share to current shareholders, and immediate dilution of about $0.08 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.10
Net tangible book value per share prior to offering	$(0.0117)
Increase per share attributable to new investors	$0.0316
Net tangible book value per share after offering	$0.02
Dilution per share to new investors	$0.08
Percentage dilution	80.04%

The following assumes the sale of 25% of the shares of common stock in this offering.  After giving effect to the sale of 11,250,000 shares at an offering price of $0.10 per share of common stock, our net tangible book value as of the closing of this offering would increase from ($0.0117) to $0.0065 per share.  This represents an immediate increase in the net tangible book value of approximately $0.0182 per share to current shareholders, and immediate dilution of about $0.0935 per share to new investors, as illustrated in the following table:

Public offering price per share of common stock	$0.10
Net tangible book value per share prior to offering	$(0.0117)
Increase per share attributable to new investors	$0.0182
Net tangible book value per share after offering	$0.0065
Dilution per share to new investors	$0.0935
Percentage dilution	93.47%

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Plan of Distribution

We are offering up to 45,000,000 shares of our common stock in a direct public offering, on a self-underwritten, best efforts basis, which means that our officers and director will attempt to sell the shares, without any involvement of underwriters or broker-dealers.  This prospectus will permit our officers and director to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares that they may sell.  Our officers and director will sell the shares and intend to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, they will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934.  The intended methods of communication include, without limitations, telephone and personal contact.  For more information, see the section of this prospectus entitled "Plan of Distribution”.  The shares will be offered at a fixed price of $0.10 per share for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those only if they have been registered or qualified for sale; an exemption from such registration or if qualification requirement is available and with which we have complied.

In addition and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Offering Period and Expiration Date

This offering will start on the date that this registration statement is declared effective by the SEC and continue for a period of one hundred and eighty (180) days from the effective date of this prospectus, unless extended by our board of directors for an additional 90 days.  The offering shall terminate on the earlier of (i) the date when the sale of all 45,000,000 shares is completed, (ii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 45,000,000 shares registered under the Registration Statement of which this Prospectus is part.

We will not accept any money until this registration statement and any post-effective amendments thereto have been  declared effective by the SEC.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

-

execute and deliver a subscription agreement; and

-

deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Ocean Electric Inc.”  No subscription may be executed nor funds delivered prior to effectiveness of the registration statement.  The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within ninety (90) days of the close of the offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

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Description of Securities

General

Our authorized capital stock consists of 250,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As of March 31, 2013, there were 55,800,000 shares of our common stock issued and outstanding that is held by approximately 20 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

At March 31, 2013, we had 5,000,000 shares of preferred stock at a par value of $0.001 per share authorized of which no shares have been issued.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

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Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Chae Law, PLLC has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus have been audited by  PLS CPA  to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Description of Business

General

We are a start-up company and we intend to build our business through the commercialization of ocean energy extraction technologies.  We design, develop, manufacture, license, and service non-polluting, renewable electric power generating plants using innovative, patent protected wave energy and wind energy extraction technologies.

Overview

We are a development stage company. We plan to design, develop, manufacture, license, and service non-polluting, renewable electric power generating plants using innovative, patent protected wave energy and wind energy extraction technologies, from and in the shallow and deep water ocean environment.

The energy in the oceans throughout the world has yet to be tapped in any meaningful way for electricity generation. Currently, there are many technology companies and project developers seeking to tap this potentially important source of hydrokinetic power. To date, there is no one dominant method or particular standards that define the market. There are currently five types of marine and hydrokinetic technologies: ocean wave, tidal stream, river hydrokinetic, ocean current and ocean thermal resources. Because of the consistency of winds in the ocean environment and the proximity to urban centers, the ocean also offers a logical placement for wind farms. It is the company’s view that the ocean environment energy is on the cusp of development and widening commercial development. Although there are a number of systems being used and a number of projects in place, currently estimated by the company to be in excess of 300 various kinds of projects world-wide, it is still a proof of concept industry. The results of the current pilot projects and early technologies will largely determine whether wave technology, tidal energy and ocean wind will result in any meaningful energy production. And, not only will it be the proving of the technology, but society’s acceptance of using the ocean as a source of energy will also be a factor in determining the viability of hydrokinetic energy as a source of power.

The most economical wave and wind electric generation results from “farms” of devices, where the machinery can be grouped for easy maintenance and aggregate use of electricity collection and transmission lines. Wave and wind farms can co-exist together in the same location. Wind turbines cannot be placed on a dense grid due to the rotor size and air turbulence caused by their operations. Wave plants, however, can be placed in a dense pattern below and between wind turbines. Both the wind and wave farms can share the same geographic footprint, the interconnection cabling, the power switch and transformer platform, and the undersea cable to the land based substation and grid connection. The company intends to capitalize on this potential efficiency.

We were incorporated in the State of Nevada on January 10, 2006. We do not have any subsidiaries. Our principal office is located at 112 North Curry Street, Carson City, Nevada 89703. Our telephone number is (775) 321-8216. Our fiscal year end is December 31. Our common stock trades on the OTC Bulletin Board under the symbol “OCEL.OB”.

We acquired our current principal assets in 2011. Prior to that, we did not have any meaningful operations and were a shell company. We have incurred losses since our inception. We currently rely upon the sale of our securities to fund our operations, and expect to continue to need to raise equity and other forms of capital to continue our business development and sustain our operations. We have generated limited revenues of $4,000 from January 10, 2006 (date of inception) to March 31, 2013. The audit report in connection with the financial statements for the fiscal year ended December 31, 2012, included in this annual report contain a going concern statement.

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Current Technologies

Wave Power

In October 2011, we acquired certain wave energy technologies developed by Hidroflot, S.A. existing under the acquired patents, trade secrets and assets, pursuant to an merger and acquisition arrangement. Hidroflot, S.A. was previously owned by our sole director, and principal executive officer, Mr. Ricardo Prats. A portion of the technology is patented under the description of being a “half submerged power station for swell energy extraction,” registered in Spain, under number PCT/IB2009/000230. This technology is designed to generate energy by the movement of waves.

The wave plant is a simple, lower cost solution to convert energy inherent in ocean waves into electricity. The simplicity of the design is possible due to the ability to convert the vertical motions of floaters into a continuous circular motion capable of driving a rotary generator.

Our wave platform has “floaters” that move up and down with passing waves. The floaters are housed in a symmetrical cage or framework that can be configured for different numbers of floaters; our platform typically uses 16 floaters. Vertical motion of the “floaters” is converted to rotary motion to drive electric generators. The floating platform is anchored to the sea floor and can be totally submerged should waves exceed 6 meters, as a means to protect the platform in the event of storms and heavy seas. Platforms can be grouped together to form 50 MW “farms”. Typically such farms would be configured in a star pattern to allow each platform to face the oncoming waves without disruption from other platforms. A star configuration of 8 platforms would have the capacity of 6.4MW. Undersea cabling is used to connect “farms” to the onshore power grid. Due to its compact design, submersible protection, and high MW rating, the wave platform’s acquisition and operating costs per MW are significantly less than competitive designs. The platform is designed for both shallow and deep water applications.

The platform is currently undergoing preliminary sea trials prior to commercialization. These are being conducted in Spain, off its northern coast.

Wind power

The origin of offshore wind power began as land based wind turbines. For greatest efficiency, wind farms should be placed as close to consumers as possible, to reduce the need for above ground transmission lines to deliver the energy to the grid and produce the most energy for consumers. Often, however, the land locations available for wind production that are near urban centers do not offer the most consistent winds. And those places where the land and wind conditions are best are often not near urban centers. Additionally, wind turbines are not appreciated as neighbors to urban residents, as they are intrusive and noisy.

One result has been the introduction of the concept of offshore wind farms. Ocean locations offer proximity to urban centers, as the greatest population centers tend to be along the ocean’s coasts. Additionally, undersea cable is considerably less expensive than over land transmission lines. Arguably, ocean locations will engender less controversy as they are not as intrusive on the urban landscape, especially if they are in deep water locations which tend to be many miles off shore.

One of the most fundamental issues of adapting off shore wind turbines is making them suitable for marine environments. Additionally, the strongest winds exist at the outer reaches of the continental shelves, where the turbines must be anchored at depths of up to 200 meters. Currently, the design for most ocean located wind turbines is for a monopole affixed to the ocean floor, but increasingly there are designs for floating turbine concepts. The company believes that the floating structure is the only logical solution for large off shore turbines, and can be economically competitive in the long run. Therefore, one issue that presents itself is the design and stability of the turbine, especially for the floating turbine.

Conventional wind turbines can have more than 350 to 500 tons of equipment in the nacelle which sits on top of a supporting column (tower) that can exceed 200 meters in height. As an example, the Brunsuttel Germany 5MW wind turbine has a rotor diameter of 126 meters and a tower height of 120 meters, resulting in a total height of approximately 200 meters. Stabilizing 400 tons of equipment on top of a 200 meter offshore tower requires either a solid anchoring system or, if floating, a more balanced design.

In December 1, 2011, we acquired certain wind offshore wind energy technologies developed by Green & Blue Sustainable Technologies, a company owned by our sole director, and principal executive officer, Mr. Ricardo Prats. Our wind platform moves 115+ tons of machinery from the top of the rotor blade tower (located in a nacelle) to the base of a floating spur wind turbine. A patented fiber sling transmission system connects the rotor shaft at the top to the generator at the base of the tower. The Nacelle and tower yaw control uses our patented mechanism. Our wind turbine is designed for deep water continental shelf installations (depths of 30 meters to more than 200 meters). Multiple turbines can be interconnected to form offshore wind “farms” for larger MW capacity. By moving the generating equipment to the base of the turbine tower, the turbine center of gravity is lowered which significantly increases stability particularly during inclement weather. With sea level access, equipment installation, maintenance, and repair costs are reduced. The transmission and yaw systems can be adapted to any wind turbine manufacturer’s nacelle and generating equipment, thereby increasing our market opportunity for licensing rights and project services.

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Patents and Applications

Currently, we hold the following registered patents and patent applications and licenses:

a)PCT/IB2009/000230, with respect to the half-submerged power station for swell energy extraction, which is registered in Spain; and

b)PCT EP2012/054552, with respect to an off-shore floating wind turbine for electrical power generation, which is registered with the European Patent Office.

The Company will seek additional patents and related protections from time to time as its research and development warrants as it seeks to protect is current and expanded intellectual property. These registrations will be in the European Community and in other jurisdictions such as the US, where the Company technologies will be deployed. No assurance can be given that it will be able to obtain additional registrations and fully protect its intellectual property through patent registration.

Business Opportunities

Project management/turn-key solution

We plan to commercialize our technology primarily through project management and consulting services to provide a turn-key solution. Turnkey projects will be designed, developed, and installed under a project management contract coordinating all aspects of the project. A project contract will vary in scope depending on the requirements of the contracting party; however, we will offer oversight and coordination of the entire wave and wind farm technologies to specific areas within a project when contracted under the direction of, or directly by, a prime contractor. For a turnkey solution, the project contract would cover pre project planning, development of a master plan, detailed engineering, pre-testing and training, procurement, installation and commissioning. Additionally, we may offer services in the operational phase, including general operations and maintenance and repair services.

Licensing

We will also consider licensing our technologies and intellectual property. We believe technology licenses and engineering support contracts will be marketed to equipment suppliers. Partnerships, joint marketing, and other types of alliances may be formed for additional licensing opportunities.

Manufacturing

We plan to only manufacture patented critical components that require stringent engineering tolerances and/or a high degree of quality control. Third party manufacturers will be contracted by us for all remaining equipment and paid for directly by our clients. We do not manufacture any components at this time.

Sales Channels

We plan to create an internal direct sales force as our primary means of marketing. Internal marketing will be supported by a network of international sales representative organizations capable of providing technical sales support, account management, and contract administration.

Because our technology requires a substantial investment and its audience has a limited number of players, our principal marketing efforts will be towards identification of potential users of the technology and then directing sales data, effort and personnel to these targets.

We also will concentrate on building brand and technology recognition.

21

Market Demand

Global electricity demand is forecasted to increase by 87 percent from 18.8 trillion KWh in 2007 to 25.0 trillion KWh in 2020 and 35.2 trillion KWh by 2035. Global renewable electricity generation is forecasted to grow by 3.0 percent per year increasing from an 18 percent share of electricity generation in 2007 to 23 percent in 2035. In part, the increase will be driven by government incentives and higher fossil fuel prices, and in part, the increase will be driven by the overall need for additional sources of electricity production.

Wave Energy

Pike Research forecasts ocean energy could yield a global power generation capacity of 200 GW by 2025. The National Renewable Energy Laboratory (NREL) forecasts wave power generation could meet 2% of current U.S. electricity demand, providing 80 TWh/yr of power production by 2025. The U.S. market opportunity is forecasted at 46 GW by 2025.

Wind Power

Europe has installed more than 830 wind turbines serving nine countries. Almost all of the 2,300 megawatts (MW) of installed capacity has been built in shallow waters (less than 30 meters deep). Our current technologies can compete in the shallow water locations, but more importantly, our solutions can work in deep waters, opening a new market in renewable energy.

The United States leads the world in installed, land-based wind energy capacity but has no offshore wind projects currently in operation. However, the company believes that there are 20 projects representing more than 2,000 MW of capacity are in the planning and permitting process for offshore electricity production, indicating that the United States represents a substantial potential market for our technologies.

Competition

Wave Power Competition

To date, no single technology has emerged as the industry standard for either on-shore/near-shore or off-shore installations. Most technologies remain in experimental development with a few in the prototype stage.

On-shore and near-shore technologies attempt to harness both the potential and kinetic energy of waves. Although access is fairly easy, as waves approach the shore, a significant amount of energy has already been dissipated. In addition, not all coast lines (e.g. shallow beachheads) are suitable for these types of technologies. Another disadvantage is the environmental impact of an installation on or near the coastline.

The three on-shore/near-shore technologies are the Oscillating Water Column (OWC), Tapered Channel, and Pendulum. After considerable research and development since the 1970’s, only OWC continues to be developed (GreenWave by OceanLinx and EVE discussed below).

Off-shore technologies are deployed in open sea deep water (>40m) where waves have not dissipated energy by approaching the coastline. Off-shore technologies inherently also have a lower environmental impact. There are two basic types of off-shore technologies; floating body and above sea level devices. Floating body devices generate power based on movement of the device induced by waves. Above sea level devices protrude 2m to 5m above the surface. When waves move over the top of the device, water is then channeled back into the ocean through a low pressure turbine to generate electricity.

Off-shore technologies have proven to be more cost effective, efficient, and impose less of an impact on the environment than on shore technologies. As a result, most commercialization is expected to adopt one or more of these technologies. Globally there are a number of noteworthy projects, which include the following:

1.Pelamis, by Ocean Power Delivery (Edinburgh, Scotland)

2.Power Buoy, by Ocean Power Technologies (New Jersey, USA)

3.GreenWave (near-shore) and BlueWave (off-shore) by OceanLinx (formerly Energetech, Australia)

4.Archimedes Wave Swing by AWS Ocean Energy Ltd (Scotland)

5.Waveplane by WavePlane Production A/S (Denmark)

6.Wave dragon by Wave Dragon ApS (Denmark)

7.The PIPO Buoy by Pipo Systems, S.L. (Vigo-Pontevedra, Spain)

8.The Manchester Bobber by The University of Manchester Intellectual Property Limited (England)

9.Anaconda Wave Energy Converter (Great Britain)

22

Each of the above listed projects deploy unique concepts and designs, somewhat different from one another. The company believes that to date, no one design has begun to dominate the market. Because wave power is an emerging industry, there are no dominant standards yet in the market place. Many early designs have proven to be inefficient, inoperable, uneconomical, or failed to obtain sufficient levels of funding. Our technologies may suffer some or all of the same limitations. Notwithstanding such risk, we believe that our technology is feasible and will prove efficacious. Research and development of our wave technology has been undertaken over the past decade, and it was supported by multiple governmental and institutional grants and partnerships.

We also believe our technology has the following advantages over the currently explored methods of harnessing the energy of the oceans:

·Small footprint/ low profile: Sixteen floaters can be placed within a 36 square meter area, which is significantly less than competitive configurations. The wave plant, being semi-submerged, has a low profile which makes installation, access and maintenance easier and faster.

·Submersible: The power plant can be submerged during high seas to prevent wave damage and isolate the plant from severe weather.

·Power Rating: We believe our power plant will have a higher power megawatt rating than our competitors.

·Scalability: We believe that our wave farms can be scaled with increasing demand while remaining relatively compact.

·Cost: We believe that the cost per installed MW will be competitive with similar alternative energy sources, however, since our technologies are only just being subjected to trials, the actual costs and longevity of productive use have not been commercially proven.

Wind Power Competition

All wind turbines currently available have the same design configuration, namely the placement of the gear box, generator, braking, yaw control, and electronic controls in a nacelle platform mounted on top of an elevated tower. Competitive pricing is driven more by implementation and cost of ownership than major design advantages. We are the first company to offer a significantly improved configuration for offshore installations, with a new wind turbine concept.

Design, development and construction of wind turbines are both complex and capital intensive. The leading companies are large, well-capitalized organizations that have entered the wind power market by leveraging other mainline businesses. Using past experience and expertise in related industries, turbines, transformers, electronic control, and many other common components were adapted for the wind power market. The most prominent companies are large international firms such as Vestas, General Electric, Siemens, Gamesa, Alstom, and Areva, all of which have not only provided equipment for land based wind farms but also offshore farms.

General competitive conditions may be substantially affected by various forms of energy legislation and/or regulation introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including international political conditions, overall levels of supply and demand for energy and alternative energy sources.

In the face of competition, we may not be successful in developing our technologies or interests. Despite this, we hope to compete successfully in the wind and wave energy power industry by:

·keeping our costs low;

·relying on the strength of our management’s contacts; and

·using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Intellectual Property

We have not filed for any protection of our trademarks for our corporate name. We own the copyright of our logo and all of the contents of our website, www.ocel.com. In addition, we own the patents to the wave and wind energy technologies described above.

23

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception.

Government Regulations

Our current and future operations are or will be subject to various laws and regulations in US, Europe and other countries in which we do or will conduct our activities. These laws and regulations govern the protection of the environment, conservation, development, energy production, taxes, labor standards, occupational health, work safety, toxic substances, chemical products and materials, waste management, and other matters relating to the energy industry. As we further develop our business, we will likely experience an increase in government oversight and associated costs.

Permits, registrations or other authorizations will be required for the operation of our planned energy production facilities. These permits, registrations or authorizations will be subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulatory requirements, the provisions of required permits, registrations or other authorizations, and lease conditions, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Failure to obtain or maintain a required permit may also result in the imposition of civil and criminal penalties. Third parties may have the right to sue to enforce compliance.

We expect to be able to comply with those laws and do not believe that compliance will have a material adverse effect on our competitive position. We have obtained, and intend to obtain all licenses and permits required by all applicable regulatory agencies in connection with any of the operations we carry out and our future activities. We intend to maintain standards of environmental compliance consistent with regulatory requirements.We have obtained, and will obtain at the appropriate time, environmental permits, licenses or approvals required for our operations. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations. At this time, we do not anticipate any material capital expenditures to comply with various environmental requirements.

US Regulations

If we commence operations for the installation of a wave and/or wind farm in the United States, we anticipate having to comply with a myriad of federal United States laws. We would have to comply with the laws and regulations promulgated by the Minerals Management Service, which governs leasing rights and location of devices on the seabed and the production, transport and transmission of forms of energy other than oil and gas from an ocean location, under the Outer Continental Shelf Land Act, the Energy Policy Act of 2005, and the Submerged Lands Act. Under the Federal Power Act, we would have to comply with the laws and regulations administered by FERC, which govern electric power generation and interconnections. We would have to comply with Coast Guard regulation and US Army Corp of Engineers regulation, which govern locating plants, ocean traffic, marine safety and installation. In respect of environmental regulation, plants would have to comply with a wide range of statutes and related regulation, administered by many different agencies, including the National Environmental Policy Act (quality of human environment), Migratory Bird Treaty Act (harming of birds), National Historic Preservation Act (protection of historic places, including places, properties and shipwrecks), Magnuson-Stevens Fishery Conservation & Management Act (fishery management), National Marine Sanctuary Act (marine life protection), Endangered Species Act (protection of species and habitat), Clean Water Act (discharge of pollutants in the waters of the United States), Clean Air Act (discharge of pollutants into the air), Marine Mammal Protection Act (mammal harassment and protection), and Estuary Protection Act (conservation of estuarine areas).

In some instances, state law may also be involved in connection with transmission lines and location of substations, and connection to the local electric grid, typically involving environmental regulation and law. The company will also have to comply with property rights and property law in connection with easements and access rights for its transmission line.

Employees and Consultants

As of March 31, 2012, we did not have any full time or part time employees. Our Chief Executive Officer works as a part time consultant in the areas of business development and management, contributing approximately 25% of his time to us. We currently engage independent contractors in the areas of accounting, geologist services, legal, auditing services, investment banking and corporate development.

24

Offices

Our business office is located at 112 North Curry Street, Carson City, Nevada 89703.  Our telephone number is (775) 321-8216.

Legal Proceedings

We are not currently a party to any legal proceedings

Market for Common Equity and Related Stockholder Matters

There is a limited public market for our common shares.  Our common shares are quoted  under the symbol “OCEL.OB”.  Trading in stocks that are not listed on an exchange is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects.  We cannot assure you that there will be a market in the future for our common stock.

OTC Bulletin Board reported securities are not listed or traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board reported securities transactions are conducted through a telephone and computer network connecting dealers in stocks.  OTC Bulletin Board reported issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

The following table shows the high and low bid quotations of our common shares reported by the OTC Bulletin Board.  The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

Period	High ($)	Low ($)
October 1, 2012 – December 31, 2012	1.01	1.01
July 1, 2012 – September 30, 2012	1.01	1.01
April 1, 2012 – June 30, 2012	1.01	0.30
January 1, 2012 – March 31, 2012	3.14	0.0075
October 1, 2011 – December 31, 2011	-	-
July 1, 2011 – September 30, 2011	-	-
April 1, 2011 – June 30, 2011	-	-
January 1, 2011 – March 31, 2011	-	-

Stockholders of Our Common Shares

As of the date of this registration statement, we have  20 registered shareholders.

Equity Compensation Plans

We have not implemented any equity compensation plans.

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Rule 144 Shares

The SEC adopted amendments to Rule 144 which became effective on March 15, 2008 and applies to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

·

1% of the total number of securities of the same class then outstanding, which will equal 558,000 shares as of the date of this prospectus; or

·

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

As of the date of this prospectus none of our shares are eligible for resale pursuant to Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.

we would not be able to pay our debts as they become due in the usual course of business; or

2.

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Recent Sales of Unregistered Securities

On March 26, 2012, the Company issued 1,400,000 common shares to Zenith Equity Group Ltd. pursuant to share subscriptions received.  The shares were issued at a price of $0.36 for cash consideration of $504,000.00.

On April 27, 2012, the Company issued 20,000,000 common shares to Ricardo Prats, the Company’s Chief Executive Officer and sole director, for services provided and to be provided from January 1, 2012 to December 31, 2012.  The shares were issued at a price of $0.30.

All of the shares issued as described above were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S as the securities were issued in an "offshore transaction", as defined in Rule 902(h) of Regulation and the Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Neither stockholder was a U.S. person, as defined in Regulation S, and neither were they acquiring the securities for the account or benefit of a U.S. person.

26

Plan of Operations

Our plan of operation for the next twelve months following the date of this prospectus is to build our business through the commercialization of our ocean energy extraction technologies.

We expect to incur the following expenses in the next 12 months in connection with our business operations; depending on how much of the offering we are successful raising:

·

Offering Capabilities

o

25% - Minimum level of equipment, personnel, and startup costs.  Research and development maintains existing technological competitiveness.  One or two small pilot installations.

o

50% - Increased leased equipment, professional services, and sales and marketing personnel.  Research and development of technological advancements.  Larger and additional pilot installations with sea trials.

o

75% - Full complement of purchased and leased equipment.  Additional sales and marketing personnel for increased global market penetration.  Research and development of new technologies and increased wave and wind energy extraction plant capacities.

o

100% - Full complement of purchased and leased equipment, sales and marketing personnel increased to maximize global market penetration.  Research and development includes improved wave and wind energy extraction technologies, new technologies, new products and larger pilot installations with longer sea trials.

·

Capital Expenditures

o

25% - Legal services, patent filings, computers, and minimum pilot and sea trial equipment purchases.

o

50% - All the above plus: Sales collateral, copywriting and printing.  Minimum pre-launch website capability, and additional equipment for pilot platforms and sea trials.

o

75% - All the above plus: Increased website functionality, additional equipment for multiple, interconnected wave and wind platforms.  Research and development equipment for new technology development.

o

100% - All the above plus: full complement of wave and wind pilot platforms and farms with undersea cable to power grid substations.  Development and test equipment for second generation wave and wind products.

·

Research and Development

o

25% - One Energy Engineer

o

50% - All the above plus: Additional outsourced research and development consulting services.

o

75% - All the above plus: Second Energy Engineer

o

100% - All the above plus: A third Energy Engineer.  Multiple outsourced research and development engineering resources, and independent laboratory testing.

·

Marketing and Sales

o

25% - One Marketing Analyst and one internal, commission based, direct Sales Representative.

o

50% - All the above plus: A second Marketing Analyst and a second internal direct Sales Representative.  Support for outside Sales Representatives.

o

75% - All the above plus: A third internal direct Sales Representative, additional outside Sales Representatives and support for Distributors (firms with multiple Sales Representatives).  Trade show attendance and traditional media advertising.

o

100% - All the above plus: Additional outside Sales Representatives and Distributors in additional geographic locations.  Online advertising and Public Relations.  Website expanded to include client projects and Sales Representative collaboration.

·

General and Administrative

o

25% - A Chief Executive Officer and a Controller.  Minimal office and assembly facilities

o

50% - All the above plus: An Executive Assistant and Office Manager.  Additional office facilities.

o

75% - All the above plus: A Chief Operating Officer / General Manager.  Internal accounting and bookkeeping.  Additional assembly facilities.  Additional insurance and auditing expenses.

o

100% - All the above plus: Additional office facilities, the full complement of assembly and test facilities.  Additional and wider patent protection, legal fees, maintenance, etc.

·

Working Capital

o

16% of the Offering Proceeds (of any amount raised) is reserved for bridging work-in-process contracts, progress-billing variances, managing accounts receivable and accounts payable variations due to delayed collections, avoiding short term debts, and managing inventory.

Currently our monthly burn rate is approximately $6,100.  However, this number is not an accurate reflection of our actual monthly cash requirement, as it will likely to be much higher once we commence operations.

We do not have sufficient cash and cash equivalents to execute our operations and will need to obtain additional financing to operate our business for the next six months.  Additional financing, whether through public or private equity or debt financing, arrangements with security holders or other sources to fund operations, may not be available, or if available, may be on terms unacceptable to us.

27

Results of Operations for the Year ended December 31, 2012 and from the period from January 10, 2006 (Date of Inception) to December 31, 2012

Revenues

We did no earn any revenues during the year ended December 31, 2012 and have earned limited revenues of $4,000 from the period from January 10, 2006 to December 31, 2012.

Expenses

We have incurred total operating expenses of $6,259,187 during the year ended December 31, 2012 and total operating expenses of $6,495,263 from the period from January 10, 2006 to December 31, 2012.  The expenses for the year ended December 31, 2012 were comprised of amortization of $111,724, general and administrative expenses of $139,053, advertising and promotion of $ $8,410 and management fees of $6,000,000.

From inception on January 10, 2006 to December 31, 2012 our expenses were comprised of amortization of $133,951, general and administrative expenses of $352,902, advertising and promotion of $8,410 and management fees of $6,000,000.

Liquidity and Capital Resources

As at December 31, 2012, we had cash reserves of $305,601 and working capital deficit of $181,611.

Cash Used in Operating Activities

Cash used in operating activities was $146,931 for the year ended December 31, 2012.

Cash from Financing Activities

Net cash received from financing activities was $451,663 for the year ended December 31, 2012.

Results of Operations for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 and from inception to March 31, 2013.

Revenues

We did no earn any revenues during the year ended March 31, 2013 and have earned limited revenues of $4,000 from the period from January 10, 2006 to March 31, 2013.

Expenses

Our total operating expenses decreased from $1,647,928 to $66,673 for the three months ended March 31, 2013 compared to the same period in 2012.  This decrease in expenses is mostly due to lower management fees.  Since our inception on January 10, 2006 to March 31, 2013, we have incurred total operating expenses of $6,561,936.

Liquidity and Capital Resources

As of March 31, 2013, we had cash and cash equivalents of $96,309 and a working capital deficit of $371,029.  As of March 31, 2013 our accumulated deficit was $6,733,529.  For the three months ended March 31, 2013 our net loss was $92,525 compared to a net loss of $1,675,189 during the same period in 2012.  This decrease was mainly due to a decrease in management fees.

Cash Used in Operating Activities

We used net cash of $61,204 in operating activities for the three months ended March 31, 2013 compared to using net cash of $24,445 in operating activities for the same period in 2012.  From our inception on January 10, 2006 to March 31, 2013 we have used cash of $465,183 in operating activities.

Cash from Financing Activities

We used net cash of $148,088 on financing activities for the three months ended March 31, 2013 compared to receiving $378,960 from financing activities for the same period in 2012.  From our inception on January 10, 2006 to March 31, 2013 we have received net cash of $857,856 in financing activities.

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Changes In and Disagreements with Accountants

(a)    On November 28, 2012, the company dismissed its independent registered public accounting firm, PLS CPAs (the “Former Accountant”).  The company's decision to dismiss the Former Accountant was approved by its board of directors on November 28, 2012.

The report of the Former Accountant on the financial statements of the company for each of the two most recent fiscal years, and its reviews of interim financial statements contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.  There have been no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant, would have caused the Former Accountant to make reference thereto in its report on the company’s financial statements.

The company requested that the Former Accountant furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  The requested letter was attached as Exhibit 16.1 to the Form 8-K filed on November 28, 2012.

(b)   Effective November 28, 2012, the company engaged Drake & Klein CPAs (“Drake & Klein”) to serve as the company’s new independent registered public accounting firm.  The engagement of Drake & Klein as the company’s new independent registered public accounting firm was approved by the company’s board of directors.  Neither the company, nor anyone on its behalf, consulted Drake & Klein during the company’s two most recent fiscal years and any subsequent interim period prior to the company’s engagement of Drake & Klein regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

Available Information

We have filed a registration statement on Form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549.  D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

Directors, Executive Officers, Promoters and Control Persons

Our executive officer and directors and their ages as of the date of this prospectus is as follows:

       Name of Director                                      Age

Ricardo Prats                                                   48

Executive Officer:

       Name of Officer                                       Age                                      Office_____________________

Ricardo Prats                                                  48                    President, Chief Executive Officer, Treasurer,

          Chief Financial Officer, Principal Accounting Officer

James B. Panther                                            70                    Secretary

Biographical information

Set forth below is a brief description of the background and business experience of our  officer and our directors for the past five years.

Ricardo Prats, Director and President, Chief Executive Officer, Treasurer, Chief Financial Officer, Principal Accounting Officer

Since December 21, 2011, Ricardo Prats has been our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and a member of the Board of Directors.  From May 2005 to present, Mr. Prats has been the owner and Chief Executive Officer of Hidroflot, S.A., a private company involved in wave renewables energies.  Mr. Prats also created and funded Asturflot, S.A. in 2008 and Ocean Electric de Cantabria, S.L. in 2009.  Both of these companies are subsidiaries of Hidroflot devoted to marine renewables energy production in the north coast of Spain.  In 2010, Mr. Prats, founded and is the sole shareholder of Green & Blue Sustainable Technologies, a private company whose aim was to develop a new wind energy turbine concept.  In 2011, Mr. Prats founded and is the sole shareholder of Green & Drive Electric, a private company who is devoted to the commercialization of electric vehicles for sustainable mobility.

Mr. Prats has received numerous awards throughout his illustrious career.  In 2008 Mr. Prats received the Excellence in Entrepreneurship Award in Energy in the Keiretsu Forum organized jointly with the Chamber of Commerce in Barcelona and California Chamber of Commerce.  In addition, Mr. Prats has received honorable mention in the VI International Congress of Engineering projects in Barcelona, Spain and a silver medal in Salon des Inventions de Genève in 2003.

James B. Panther, Secretary

Since December 28, 2012, Mr. Panther has been our Secretary.  Mr. James B. Panther over the past forty years has been an attorney and served as CEO and Director of various private companies.  In 1972, Mr. Panther began his career with the national CPA firm of Arthur Young and Company (Ernst & Young).   Following, in the 1980’s he served as CEO of Mohave Feed and Fuel, Inc, a Company involved in energy conservation through the production and sale of electricity to energy providers in California.

Since 1996 Mr. Panther has been engaged, on a full time basis, in the practice of business and corporate law. He is a member of the American and California Bar Associations.  He holds a Bachelor of Arts in Finance (B.A.) degree from the University of Washington, a Master Degree in Business Administration (M.B.A.) from Seattle University and a Juris Doctorate degree (J.D.) from California Western School of Law.

There are no family relationships among our officers or directors.

29

Independent Directors

The rules of the SEC require that we, because we are not listed on any national securities exchange, choose a definition of director “independence” for purposes of determining which directors are independent.  We have chosen to follow the definition of independence as determined by the Marketplace Rules of The Nasdaq National Market (“NASDAQ”).  Pursuant to NASDAQ’s definition, we do not have any independent directors.

Term of Office

Our officers and our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.

Significant Employees

There are no persons other than our officers and directors above are expected by us to make a significant contribution to our business.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by or paid to our executive officer by any person for all services rendered in all capacities to us for the 2011 and 2012 fiscal year.

NameandPrincipalPosition	Year	Salary ($)	Bonus ($)	StockAwards ($)	OptionAwards ($)	Non-EquityIncentive PlanCompensation ($)	Non-qualifiedDeferred CompensationEarnings ($)	AllOtherCompensation ($)	Total ($)
Ricardo Prats(1)	2012			6,000,000
	2011	0	0	0	0	0	0	0	0

James B. Panther(2)	2012	0	0	0	0	0	0	0	0

Francisco Quiros Krum(3)	2011	0	0	0	0	0	0	0	0

(1)     Mr. Prats is our President, Chief Executive Officer, Chief Financial Officer, Treasurer and sole Director.

(2)     Mr. Panther was appointed our Secretary on December 28, 2012.

(3)     Mr. Krum was our PresidentChief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director from June 9, 2011 until December 21, 2011.

(4)     Mr. Prats spends approximately 25% of his time on our business.  The compensation amount recorded in the above table was paid by the issuance of 20,000,000 shares of common stock, valued at $.30 per share.

As of May 22, 2013, there are no compensation arrangements in place for any of the executives.

Our executive officers and directors did not receive any other compensation as directors or officers or any benefits.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Employment Agreements

We do not have any employment agreements.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2012, we did not have any unexercised stock options held by any of our executive officers.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Change of Control

As of December 31, 2012, we had no pension plans or compensatory plans or other arrangements which provide compensation in the event of a termination of employment or a change in our control.

Compensation of Directors

We do not pay our directors any fees for attendance at Board meetings or similar remuneration or reimburse them for any out-of-pocket expenses incurred by them in connection with our business

.

30

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth the ownership, as of the date of this Prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.  The mailing address for all persons is 112 North Curry Street, Carson City, Nevada 89703.

Shareholders	Number of Shares	Percentage
Ricardo Prats (1)	45,000,000	80.6%
James B. Panther	0	0
All directors and executive officers as a group [two people]	45,000,000	80.6%
Francisco Quiros Krum (2)	3,500,000	6.3%
Zenith Equity Group Ltd.	5,900,000	10.6%

(1)

Ricardo Prats is our officer and sole director.  Mr. Prats’s beneficial ownership includes 25,000,000 shares held by Green & Blue Sustainable Technologies, a company which Mr. Prats has voting and investment control over.

(2)

Francisco Quiros Krum is our former President and Director.

This table is based upon information derived from our stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based upon 55,800,000 shares of common stock outstanding as of February 6 , 2013.

Certain Relationships and Related Transactions

As at March 31, 2013, we owed $15,796 (2012 - $15,796) to our former President.  The amounts were used to fund operations.  The amounts owing are unsecured, non-interest bearing, and due on demand.

As at March 31, 2013, we owed $325 (2012 - $nil) to our President and CEO.  The amounts were used to fund operations.  The amounts owing are unsecured, non-interest bearing, and due on demand.On October 3, 2011, we purchased the rights to a wave energy technology from Hidroflot, S.A., a company which our President has voting and investing control over, for $1,400,000.  As at March 31, 2013, the company owed $566,098 of the purchase price, and is reflected as debt relating to the acquisition of the wave energy technology on the financial statements of the company.  The purchase price amount is payable in equal monthly installments of $42,514, and carries interest at the rate of 10% per year. The payments will be accelerated to three equal monthly payments of the outstanding balance once the company generates revenues of $10,000,000 from the technologies.

On December 13, 2011, we purchased the rights to an off-shore wind energy technology from Green & Blue Sustainable Technologies, a company solely owned by our President, for 25,000,000 common shares with a fair value of $457,600.

On April 27, 2012, we issued 20,000,000 shares with a fair value of $6,000,000 to our director for services provided and to be provided from January 1, 2012 to December 31, 2012.

On June 26, 2012, the company entered into a loan agreement with Zenith Equity Group, a shareholder of the company, providing for a loan of $450,000.  The loan will accrue simple interest of 3.5% on the outstanding principal amount and to be repaid in full due on or before June 27, 2015.

Except as disclosed above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

·

Any of our directors or officers;

·

Any person proposed as a nominee for election as a director;

·

Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

·

Our sole promoter, Ricardo Prats;

·

Any relative or spouse of any of the foregoing persons who has the same house as such person;

·

Immediate family members of directors, director nominees, executive officers and owners of 5% or more of our common stock.

We do not have a formal written policy for review and approval of transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.  Our board members are responsible for review, approval and ratification of “related-person transactions” between us and any related person.  Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing.

Disclosure of Commission Position of Indemnification for
Securities Act Liabilities

Our  officers and our directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court's decision.

31

Financial Statements

INDEX TO FINANCIAL STATEMENTS

Index

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of December 31, 2011 and 2010	F-2

Consolidated Statements of Operations for the years ended December 31, 2011 and 2010, and for the period from January 10, 2006 (Date of Inception) to December 31, 2012	F-3

Consolidated Statements of Stockholders’ Equity (Deficit) for the period from January 10, 2006 (Date of Inception) to December 31, 2012	F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2011 and 2010, and for the period from January 10, 2006 (Date of Inception) to December 31, 2012	F-5

Notes to Consolidated Financial Statements	F-6

32

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Ocean Electric, Inc.

We have audited the accompanying balance sheet of Ocean Electric, Inc. (a development stage company) as of December 31, 2012, and the related statement of operations, stockholders’ equity(deficit), and cash flows for the year then ended and the period from Inception (January 10, 2006) through December 31, 2012.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  The financial statements as of and for the year ended December 31, 2011 were audited by another auditor who expressed an unqualified opinion on April 5, 2012.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocean Electric, Inc. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended and the period from Inception (January 10, 2006) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has significant net losses and cash flow deficiencies.  Those conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding those matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

April 16, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Ocean Electric Inc.

We have audited the accompanying balance sheets of Ocean Electric Inc. (A Development Stage “Company”) as of December 31, 2011 and 2010 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended December 31, 2011 and 2010, and for the period from January 10, 2006 (inception) to December 31, 2011.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ocean Electric Inc. as of December 31, 2011 and 2010, and the result of its operations and its cash flows for the years then ended December 31, 2011 and 2010 and for the period from January 10, 2006 (inception) to December 31, 2011 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/PLS CPA

____________________

PLS CPA, A Professional Corp.

April 5, 2012 (except as to Notes 3 and 8 which are as August 23, 2013)

San Diego, CA. 92111

F-1

OCEAN ELECTRIC INC.
(formerly known as Gold Holding Corp.)
(A Development Stage Company)
Balance Sheets
(Expressed in US dollars)

	December 31,
	2012	2011

ASSETS

Current assets
Cash	$ 305,601	$ 297,233
Prepaid expenses	-	2,498
Total current assets	305,601	299,731

Other assets
Construction in process (see Note 9)	296,364	-
Intangible assets, net	1,541,887	1,653,611

TOTAL ASSETS	$ 2,143,852	$ 1,953,342

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable and Accrued Liabilities	9,089	2,943
Loan Payable to Related Party	16,121	15,796
Current Portion of Long-Term Debt	462,002	408,676

Total current liabilities	487,212	427,415

Long-Term Liabilities
Long-term debt, Net of Current Portion	702,183	714,186

Total long-term Liabilities	702,183	714,186

TOTAL LIABILITIES	1,189,395	1,141,601

COMMITMENTS (See Note 9)

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred Stock
Authorized: 5,000,000 preferred shares with a par value	-	-
of $ 0.001 per share
Issued and outstanding: nil preferred shares
Common Stock
Authorized: 250,000,000 common shares with a par value
	55,800	34,400

Additional paid in capital	7,539,661	1,057,061
Accumulated Deficit During the Development State	(6,641,004)	(279,720)
TOTAL STOCKHOLDERS' DEFICIT	954,457	811,741

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$ 2,143,852	$ 1,953,342

The accompanying notes are an integral part of these consolidated financial statements.

F-2

OCEAN ELECTRIC INC.
(formerly known as Gold Holding Corp.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in US Dollars)
			From
			Inception
			(January 10,
	For the Years Ended		2006) through
	December 31,		December 31,
	2012	2011	2012
REVENUES
Revenues	$ -	$ -	$ 4,000
Cost of sales	-	-	-
Gross profit	-	-	4,000

OPERATING EXPENSES
Advertsing and promotion	8,410		8,410
Amortization	111,724	22,227	133,951
General and administrative	139,053	36,698	352,902
Management fees	6,000,000	-	6,000,000
Total operating expenses	6,259,187	58,925	6,495,263

(Loss) from operations	(6,259,187)	(58,925)	(6,491,263)
		-
Other income (expense)
Interest expense	(102,097)	(29,664)	(131,761)
Other Expense	-	-	(17,980)
Total other income (expense)	(102,097)	(29,664)	(149,741)
NET LOSS	$ (6,361,284)	$ (88,589)	$ (6,641,004)

Net loss per Share - Basic and Diluted	$ (0.11)	$ (0.02)

Weighted average common and common equivalent shares outstanding
Basic and diluted	55,800,000	5,680,274

The accompanying notes are an integral part of these consolidated financial statements.

F-3

OCEAN ELECTRIC INC.
(formerly known as Gold Holding Corp.)
(Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
From January 10, 2006 (date of inception) through December 31, 2012
(Expressed in US dollars)

				Deficit
				accumulated
	Common Stock		Additional	during the	Total
		Par	Paid-in	development
	Shares	Value	Capital	stage
	#	$	$	$	$

Balance - January 10, 2006 (Date of Inception)	-	$ -	$ -	$ -	$ -
Common stock issued for cash at $0.03 per share	3,800,000	$ 3,800	$ 95,155		$ 98,955
Common stock issued for cash at $0.05 per share	1,100,000	$ 1,100	$ 53,900		$ 55,000
Net Loss for the period	-	-	-	(96,645)	(96,645)

Balance at December 31, 2006	4,900,000	$ 4,900	$ 149,055	$ (96,645)	$ 57,310

Net Loss for the year	-	-	-	(34,639)	(34,639)

Balance at December 31, 2007	4,900,000	$ 4,900	$ 149,055	$ (131,284)	$ 22,671

Net Loss for the year	-	-	-	(34,127)	(34,127)

Balance at December 31, 2008	4,900,000	$ 4,900	$ 149,055	$ (165,411)	$ (11,456)

Net Loss for the year	-	-	-	(12,110)	(12,110)

Balance at December 31, 2009	4,900,000	$ 4,900	$ 149,055	$ (177,521)	$ (23,566)

Net Loss for the year	-	-	-	(13,610)	(13,610)

Balance at December 31, 2010	4,900,000	$ 4,900	$ 149,056	$ (191,131)	$ (37,176)

Common stock issued for cash at $0.10 per share	4,500,000	4,500	445,500	-	450,000
Common stock issued for intangible asset	25,000,000	25,000	432,600	-	457,600
Forgiveness of related party debt			29,906	-	29,906
Net Loss for the year	-	-	-	(88,589)	(88,589)

Balance at December 31, 2011	34,400,000	$ 34,400	$ 1,057,062	$ (279,720)	$ 811,741

Common stock issued for cash at $0.359 per share	1,400,000	1,400	501,200	-	502,600
Issuance shares for services at $0.30	20,000,000	20,000	5,980,000		6,000,000
Net Loss for the year				(6,361,284)	(6,361,284)

Balance at December 31, 2012	55,800,000	$ 55,800	$ 7,539,661	$ (6,641,004)	$ 954,457

The accompanying notes are an integral part of these consolidated financial statements.

F-4

OCEAN ELECTRIC INC.
(formerly known as Gold Holding Corp.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US Dollars)
			From Inception
			(January 10
	For the years ended		2006) through
	December 31,		December 31,
	2012	2011	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (6,361,284)	$ (88,589)	$ (6,641,004)

Adjustments to reconcile net earnings to net cash used
in operating activities:
Amortization	111,724	22,227	133,951
Imputed Interest	93,985
Shares issued for services	6,000,000	-	6,000,000
Changes in assets and liabilities, net of effects from acquisitions			-
Accounts payable and accrued liabilities	6,146	(4,327)	6,146
Prepaid expenses	2,498	(2,498)	-

NET CASH USED IN OPERATING ACTIVITIES	(146,931)	(73,187)	(406,922)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of assets	(296,364)	-	(296,364)

NET CASH USED IN INVESTING ACTIVITIES	(296,364)	-	(296,364)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	325	15,796	46,027
Repayments of note payable	(502,662)	(95,376)	(598,038)
Common stock issued for cash	504,000	450,000	1,107,955
Proceeds from loan payable	450,000	-	450,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	451,663	370,420	1,005,944

NET CHANGE IN CASH	8,368	297,233	302,658
CASH BALANCES
Beginning of period	297,233	-	-

End of period	$ 305,601	$ 297,233	$ 302,658

NON-CASH INVESTING AND FINANCING TRANSACTIONS :
Debt forgiveness from related party	$ -	$ 29,606	$ 29,606
Common stock issued for intangible assets	$ -	$ 457,600	$ 457,600
Note payable issued for intangible assets	$ -	$ 1,218,238	$ 1,218,238
Common stock issued for services	$ 6,000,000	$ -	$ 6,000,000

SUPPLEMENTAL DISCLOSURES
Interest paid	$ 93,985	$ 29,664	$ 123,649
Income tax paid		$ -	$ 675,000

The accompanying notes are an integral part of these consolidated financial statements.

F-5

OCEAN ELECTRIC INC.
(formerly known as Gold Holding Corp.)
(A Development Stage Company Notes to financial statements

1.

Nature of Operations and Continuance of Business

Ocean Electric Inc. (the “Company”) was incorporated in the State of Nevada on January 10, 2006. On October 27, 2009, the Company changed its name from Royal Equine Alliance Corp. to Gold Holding Corp., and on January 23, 2012, changed its name from Gold Holding Corp. to Ocean Electric Inc. The Company is a development stage company that plans to focus on alternative energy sources. The Company is a development  stage company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities”.

Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. As of December 31, 2012, the Company has a working capital deficit of $181,611 and an accumulated deficit of $6,641,004. The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.

Summary of Significant Accounting Policies

a)

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars.  The Company’s fiscal year end is December 31.

b)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)

Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)

Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

e)   Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable, loan payable to related party and long-term debt.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

f)

Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of December 31, 2012 and 2011, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

F-6

2.

Summary of Significant Accounting Policies (continued)

g)

Intangible Assets

Intangible assets are comprised of patents and licenses relating to wave energy and wind energy technology.  The intangible assets are externally acquired and are amortized straight-line over a useful life of fifteen years with zero residual value.

h)

Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

i)

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.

Intangible Assets

			December 31,	December 31,
			2012	2011
		Accumulated	Net Carrying	Net Carrying
	Cost	Amortization	Value	Value
	$	$	$	$

Wave energy technology	1,218,238	101,018	1,117,219	1,198,435
Wind energy technology	457,600	30,508	424,668	455,176

	1,675,838	131,526	1,541,887	1,653,611

On October 3, 2011, the Company acquired all of the rights and patents to a wave energy technology developed by Hidroflot, S.A. The purchase price is $1,400,000 for the technology, which is payable in thirty-three monthly installments, and has been recorded at the present value of $1,218,238, based on the present value of payments.

On December 13, 2011, the Company acquired all of the rights and patents to an off-shore wind energy technology developed by Green & Blue Sustainable Technologies. The Company issued 25,000,000 common shares as full payment for the acquisition, with the historical cost of $457,600.

Estimated Amortization Expense	$

For the year ended December 31, 2013	111,724
For the year ended December 31, 2014	111,724
For the year ended December 31, 2015	111,724
For the year ended December 31, 2016	111,724

4.     Long-Term Debt

	December 31, 2012	December 31, 2011

Loan Payable	1,164,185	1,122,862

Less: Current Portion	(462,002)	(408,676)
	702,183	714,186

F-7

On June 26, 2012, the Company entered into a loan agreement with Zenith Equity Group providing for a loan of $450,000.  The loan will accrue simple interest of 3.5% on the outstanding principal amount and to be repaid in full due on or before June 27, 2015.

As at December 31, 2012, the loan amount is $450,000 (2011 - $nil) and accrued interest is $8,112.33.

As at December 31, 2012, the Company owed $714,186 (2011 - $1,122,862) of debt relating to the acquisition of the wave energy technology, as noted in Note 3.  The amount owing is payable in equal monthly installments as follows:

	Total Payment	Unrealized Interest	Principal

2013	512,712	50,710	462,002
2014	257,577	5,393	252,184

Total	$757,797	150,089	714,186

The repayment schedule for the note payable is accelerated to three equal monthly payments of the remaining outstanding amounts at such time where the Company generates $10,000,000 in direct revenues from the technology.

The Company is required to make the following principal repayments on the long-term debt:

$

2013	462,002
2014	252,184
2015	450,000
Total	1,164,186

5.     Related Parties Transactions

a)

As at December 31, 2012, the Company owed $15,796 (2011 - $15,796) to the former President of the Company.  The amounts were used to fund operations.  The amounts owing are unsecured, non-interest bearing, and due on demand.

b)

As at December 31, 2012, the Company owed $325 (2011 - $nil) to the President and CEO of the Company. The amounts were used to fund operations. The amounts owing are unsecured, non-interest bearing, and due on demand.

c)

On December 13, 2011, the Company purchased the rights to an off-shore wind energy technology from Green & Blue Sustainable Technologies, a company solely owned by the President of the Company, for 25,000,000 common shares with a fair value of $457,600 (see note 3).

d)

On April 27, 2012, the Company issued 20,000,000 shares with a fair value of $6,000,000 to the director for serviced provided and to be provided from January 1, 2012 to December 31, 2012.

6.     Common Shares

a)

On February 24, 2012, the Company increased the number of common shares authorized from 75,000,000 common shares to 250,000,000 common shares.

b)

On March 26, 2012, the Company issued 1,400,000 common shares for proceeds of $502,600.

c)

On April 27, 2012, the Company issued 20,000,000 common shares with a fair value of $6,000,000 to the President of the Company for management fees.

F-8

7.     Income Taxes

The Company has $6,641,004 of net operating losses carried forward to offset taxable income in future years which expire commencing in fiscal 2027.  The income tax benefit differs from the amount computed by applying the US federal income tax rate of 34% to net loss before income taxes. As at December 31, 2012 and 2011, the Company had no uncertain tax positions.

	December 31, 2012 $	December 31, 2011 $

Net loss before taxes	6,361,284	88,589
Statutory rate	34%	34%

Computed expected tax recovery	2,162,837)	30,120
Change in valuation allowance	(2,162,837)	(30,120)

Income tax provision	–	–

8.      Increase of Authorized Capital

On February 24, 2012, the Company increased the number of authorized common shares from 70,000,000 common shares to 250,000,000 common shares with a par value of $0.001 per share.

9.     Commitments

         On April 16, 2012, the Company entered into an agreement with a production company, whereby the production company will produce an advertorial video project at a cost of $ 395,152, to be paid according to the following schedule:

·

50% ($197,576) upon signing of the agreement (paid);

·

25% (98,788) prior to the commencement of animation (paid); and

·

25% ($98,788) on delivery of the final video project

As of December 31, 2012, the amount paid to the production company was $ 296,364.00 (2011 - $nil).

F-9

PART I - FINANCIAL INFORMATION

OCEAN ELECTRIC INC.

(formerly known as Gold Holding Corp.)

(A Development Stage Company)

March 31, 2013

F-10

OCEAN ELECTRIC INC.

(formerly known as Gold Holding Corp.)

(A Development Stage Company)

Balance Sheets

(unaudited)

	March 31,	December 31,
	2013	2012

ASSETS	(Unaudited)

Current assets
Cash	$ 96,309	$ 305,601
Total current assets	96,309	305,601

Other assets
Prepaid Marketing Expenses (see Note 7)	296,364	296,364
Intangible assets, net	1,513,956	1,541,887

TOTAL ASSETS	$ 1,906,629	$ 2,143,852

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and Accrued Liabilities	12,478	9,089
Loan Payable to Related Party	16,121	16,121
Current Portion of Long-Term Debt	438,739	462,002

Total current liabilities	467,338	487,212

Long-Term Liabilities
Long-term debt, Net of Current Portion	577,359	702,183

Total long-term Liabilities	577,359	702,183

TOTAL LIABILITIES	1,044,697	1,189,395

COMMITMENTS (See Note 7)

STOCKHOLDERS' EQUITY
Preferred Stock
Authorized: 5,000,000 preferred shares with a par value	-	-
of $ 0.001 per share
Issued and outstanding: nil preferred shares
Common Stock
Authorized: 250,000,000 common shares with a par value
of $ 0.001 per share; 55,800,000 and 55,800,000 Issued	55,800	55,800
and Outstanding as of March 31, 2013 and Dec 31, 2012
Additional paid in capital	7,539,661	7,539,661
Accumulated Deficit During the Development State	(6,733,529)	(6,641,004)
TOTAL STOCKHOLDERS' EQUITY	861,932	954,457

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,906,629	$ 2,143,852

(The accompanying notes are an integral part of these financial statements)

F-11

OCEAN ELECTRIC INC.

(formerly known as Gold Holding Corp.)

(A Development Stage Company)

Statements of Operations

(unaudited)

			From
			Inception
	Three Months Ended		(January 10,2006)	January 10, 2006
	March 31,		Through	through December 31,
	2013	2012	March 31, 2013	2011
	(Unaudited)	(Unaudited)	(Unaudited)
REVENUES
Revenues	$ -	$ -	$ 4,000	4000
Cost of sales	-	-	-	-
Gross profit	-	-	4,000	4,000

OPERATING EXPENSES
Advertsing and promotion	-		8,410	8,410
Amortization	27,931	116,137	161,882	133,951
General and administrative	32,742	31,791	385,644	352,902
Management fees	6,000	1,500,000	6,006,000	6,000,000
Total operating expenses	66,673	1,647,928	6,561,936	6,495,263

(Loss) from operations	(66,673)	(1,647,928)	(6,557,936)	(6,491,263)
		-
Other income (expense)
Interest expense	(25,852)	(27,261)	(157,613)	(131,761)
Other Expense	-	-	(17,980)	(17,980)
Total other income (expense)	(25,852)	(27,261)	(175,593)	(149,741)
NET LOSS	$ (92,525)	$ (1,675,189)	$ (6,733,529)	$ (6,641,004)

Net loss per Share - Basic and Diluted	$ (0.00)	$ (0.05)

Weighted average common and common equivalent shares outstanding
Basic and diluted	55,800,000	34,492,308

(The accompanying notes are an integral part of these financial statements)

F-12

OCEAN ELECTRIC INC.

(formerly known as Gold Holding Corp.)

(A Development Stage Company)

Statements of Cash flows

(unaudited)

			From Inception	From Inception
			(January 10	(January 10
	Three Months Ended		2006) through	2006) through
	March 31,		March 31,	December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (92,525)	$ (1,675,189)	$ (6,733,529)	$ (6,641,004)

Adjustments to reconcile net earnings to net cash used
in operating activities:
Amortization	27,931	116,137	161,882	133,951
Imputed Interest	3,884	27,261	97,869	93,985
Shares issued for services	-	1,500,000	6,000,000	6,000,000
Changes in assets and liabilities, net of effects from acquisitions	-	-	-	-
Accounts payable and accrued liabilities	(494)	6,097	8,595	9,089
Prepaid expenses	-	1,249	-	-

NET CASH USED IN OPERATING ACTIVITIES	(61,204)	(24,445)	(465,183)	(403,979)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of intangible assets	-	-	-	-
Acquisitions of assets	-	-	(296,364)	(296,364)

NET CASH USED IN INVESTING ACTIVITIES	-	-	(296,364)	(296,364)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	-	-	46,027	46,027
Repayments of note payable	(148,088)	(125,040)	(746,126)	(598,038)
Common stock issued for cash	-	504,000	1,107,955	1,107,955
Proceeds from loan payable	-	-	450,000	450,000

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(148,088)	378,960	857,856	1,005,944

NET CHANGE IN CASH	(209,292)	354,515	96,309	305,601
CASH BALANCES
Beginning of period	305,601	297,233	-	-

End of period	$ 96,309	$ 651,748	$ 96,309	305,601

NON-CASH INVESTING AND FINANCING TRANSACTIONS :
Debt forgiveness from related party	$ -	$ -	$ 29,606	29,606
Common stock issued for intangible assets	$ -	$ -	$ 457,600	$457,600
Note payable issued for intangible assets	$ -	$ -	$ 1,218,238	1,218,238
Common stock issued for services	$ -	$ -	$ 6,000,000	6,000,000

SUPPLEMENTAL DISCLOSURES
Interest paid	$ 25,852	$ 27,261	$ 149,501	123,649
Income tax paid		$ -	$ -	0

(The accompanying notes are an integral part of these financial statements)

F-13

OCEAN ELECTRIC INC.

(formerly known as Gold Holding Corp.)

(A Development Stage Company)

Notes to Financial Statements

(unaudited)

1. Nature of Operations and Continuance of Business

Ocean Electric Inc. (the “Company”) was incorporated in the State of Nevada on January 10, 2006. On October 27, 2009, the Company changed its name from Royal Equine Alliance Corp. to Gold Holding Corp., and on January 23, 2012, changed its name from Gold Holding Corp. to Ocean Electric Inc. The Company is a development stage company that plans to focus on alternative energy sources. The Company is a development stage company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities”.

Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  As of March 31, 2013, the Company has negative working capital of $371,029 and an accumulated deficit of $6,733,529.  The continuation of the Company as a going concern is dependent upon the continued financial support from its management, and its ability to identify future investment opportunities and obtain the necessary debt or equity financing, and generating profitable operations from the Company’s future operations.  These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.  These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.Summary of Significant Accounting Policies

a)     Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and are expressed in U.S. dollars.  The Company’s fiscal year end is December 31.

b)     Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The Company regularly evaluates estimates and assumptions related to the deferred income tax asset valuation allowances.  The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.  The actual results experienced by the Company may differ materially and adversely from the Company’s estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)    Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)    Interim Financial Statements

The interim financial information referred to above has been prepared and presented in conformity with accounting principles generally accepted in the United States applicable to interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. The interim financial information has been prepared on a basis consistent with prior interim periods and years and includes all disclosures that are necessary and required by applicable laws and regulations.
F-14

2. Summary of Significant Accounting Policies(continued)

e)    Basic and Diluted Net Loss per Share

The Company computes net loss per share in accordance with ASC 260, Earnings per Share.  ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement.  Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period.  Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method.  In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

f)     Financial Instruments

Pursuant to ASC 820, Fair Value Measurements and Disclosures, an entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable, loan payable to related party and long-term debt.  Pursuant to ASC 820, the fair value of our cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.  We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

g)   Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements.  As of March 31, 2013, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

F-15

2. Summary of Significant Accounting Policies (continued)

h)   Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of FASB ASC 718, “Stock Compensation”.  As such, compensation cost is measured on the date of grant as the excess of current market price of the underlying stock over the exercise price.  Such compensation amounts are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of FASB ASC 718, “Accounting for Stock-Based Compensation,” and FASB ASC 718, which allows entities to provide pro forma net Income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method has been applied.

The Company accounts for stock options or warrants issued to non-employees for goods or services in accordance with the fair value method of FASB ASC 718.  Under this method, the Company records an expense equal to the fair value of the options or warrants issued.  The fair value is computed using an options pricing model.

i)     Prepaid Marketing Expenses

On April 16, 2012, the Company entered into an agreement with a production company, whereby the production company will produce an advertorial video project at a cost of $395,152.  As at March 31, 2012, the Company incurred $296,364 on the project.

j)      Intangible Assets

Intangible assets are comprised of patents and licenses relating to wave energy and wind energy technology.  The intangible assets are externally acquired and are amortized straight-line over a useful life of fifteen years with zero residual value.

k)     Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable.  Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances.  An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

l)      Income Taxes

Income taxes are recognized in accordance with ASC 740, “Income Taxes”, whereby deferred Income tax liabilities or assets at the end of each period are determined using the tax rate expected to be in effect when the taxes are actually paid or recovered. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

m)    Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.
F-16

3.Intangible Assets

			March 31,	December 31,
			2013	2012
		Accumulated	Net Carrying	Net Carrying
	Cost	Amortization	Value	Value
	$	$	$	$

Wave energy technology	1,218,238	121,323	1,096,915	1,117,219
Wind energy technology	457,600	40,559	417,041	424,668

	1,675,838	161,882	1,513,956	1,541,887

On October 3, 2011, the Company acquired all of the rights and patents to a wave energy technology developed by Hidroflot, S.A.  The purchase price is $1,400,000 for the technology, which is payable in thirty-three monthly installments, and has been recorded at the present value of $1,218,238, based on the present value of payments.

On December 13, 2011, the Company acquired all of the rights and patents to an off-shore wind energy technology developed by Green& Blue Sustainable Technologies.  The Company issued 25,000,000 common shares as full payment for the acquisition, with a market value of $457,600.

Estimated Amortization Expense	$

For the year ended December 31, 2013	111,724
For the year ended December 31, 2014	111,724
For the year ended December 31, 2015	111,724
For the year ended December 31, 2016	111,724
After December 31, 2016	1,094,991
Total	1,541,887

F-17

4. Long-Term Debt

	March 31, 2013	December 31, 2012
Loan Payable (Hidroflot and Zenith Equity Group)	$1,016,098	$1,164,185
Less: Current portion	(438,739)	(462,002)
Long-Term Liabilities	$577,359	$702,183

On June 26, 2012, the Company entered into a loan agreement with Zenith Equity Group providing for a loan of $450,000.  The loan will accrue simple interest of 3.5% on the outstanding principal amount and to be repaid in full due on or before June 27, 2015.  As at March 31, 2013 and December 31, 2012, the loan amount is $450,000  and accrued interest is $11,995.

As at March 31, 2013 and December 31, 2012, the Company owed $566,098 and  $714,185, respectively of debt relating to the acquisition of the wave energy technology, as noted in Note 3.  The amount owing is payable in equal monthly installments as follows:

	Total Payment	Unrealized Interest	Principal
	$	$	$

2013	342,665	28,751	313,915
2014	259,577	7,394	252,183

Total	602,242	36,145	566,098

The repayment schedule for the note payable is accelerated to three equal monthly payments of the remaining outstanding amounts at such time where the Company generates $10,000,000 in direct revenues from the technology.

The Company is required to make the following principal repayments on the long-term debt:

$

2013	313,915
2014	252,183
2015	450,000

Total	1,016,098

F-18

5.   Related Party Transactions

a)     As at March 31, 2013 and December 31, 2012, the Company owed $16,121 to the former President of the Company.  The amounts were used to fund operations.  The amounts owing are unsecured, non-interest bearing, and due on demand.

b)    As at March 31, 2013 and December 31, 2012, the Company owed $325 to the President and CEO of the Company. The amounts were used to fund operations. The amounts owing are unsecured, non-interest bearing, and due on demand.

c)     On October 3, 2011, the Company purchased the rights to a wave energy technology from Hidroflot, S.A., a company solely owned by the President of the Company, for $1,400,000 (see note 3).

d)    On December 13, 2011, the Company purchased the rights to an off-shore wind energy technology from Green & Blue Sustainable Technologies, a company solely owned by the President of the Company, for 25,000,000 common shares with a fair value of $457,600 (see note 3).

e)     On April 27, 2012, the Company issued 20,000,000 shares with a fair value of $6,000,000 to the director for serviced provided and to be provided from January 1, 2012 to December 31, 2012

6. Share Capital

a)      On February 24, 2012, the Company increased the number of common shares authorized from 75,000,000 common shares to 250,000,000 common shares.

b)      On March 26, 2012, the Company issued 1,400,000 common shares for proceeds of $502,600.

c)      On April 27, 2012, the Company issued 20,000,000 common shares with a fair value of $6,000,000 to the President of the Company for management fees.

7. Commitments

On April 16, 2012, the Company entered into an agreement with a production company, whereby the production company will produce an advertorial video project at a cost of $395,152, to be paid according to the following schedule

·

50% ($197,576) upon signing of the agreement (paid);

·

25% ($98,788) prior to commencement of animation (paid); and

·

25% ($98,788) on delivery of the final video project.

F-19

PART II

Information Not Required In the Prospectus

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1,547.10
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$25,000.00
Edgar filing fees	$2,000.00
Miscellaneous expenses	$1,452.90
Total	$35,000.00

* All amounts are estimates other than the Commission's registration fee.

Indemnification of Directors and Officers

Our officers and directors is indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation.  Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request.  This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Recent Sales of Unregistered Securities

None.

33

Exhibits

Exhibit Number	Description

3.1*	Articles of Incorporation
3.2*	Certificate of Amendment to Articles of Incorporation
3.3*	By-Laws
5.1*	Legal Opinion of Chae Law, PLLC, with consent to use
23.1	Consent of PLS CPAS, PLLC
99.1*	Form of Subscription Agreement
EX-101.INS	XBRL Instance Document
EX-101.SCH	XBRL Taxonomy Extension Schema
EX-101.CAL	XBRL Taxonomy Extension Calculation Linkbase
EX-101.LAB	XBRL Taxonomy Extension Label Linkbase
EX-101.PRE	XBRL Taxonomy Extension Presentation Linkbase
EX-101.DEF	XBRL Taxonomy Extension Definition Linkbase

* Previously filed.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the

Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the final adjudication of such issue.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

34

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carson City, State of Nevada, on the 4th day of June, 2013.

Ocean Electric Inc. By:/s/ Ricardo Prats Ricardo Prats President, Chief Executive Officer, Treasurer, Principal Accounting Officer, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Ricardo Prats	President, Chief Executive	June 4, 2013
Ricardo Prats	Officer, Treasurer,
Principal Accounting Officer,
Principal Financial Officer
and Director

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